January 26, 2018

Dear Fellow Stockholder,

We previously sent you proxy material for our Annual Stockholders’ Meeting that will be held on February 21, 2018. This year’s meeting is particularly important because you are being asked to vote on, among other things, Fusion’s proposed merger with Birch Communications Holdings, Inc. Your Board of Directors unanimously recommends that stockholders vote FOR each of the proposals set forth on the enclosed proxy card and described in the proxy statement that was previously sent to you.

Your vote is important, no matter how many shares you own. Whether or not you expect to attend the Annual Meeting, we urge you, if you have not already done so, to vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided to ensure that your shares are voted at the Annual Meeting. If you choose to attend the Annual Meeting in person, you may vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet.

Thank you for your support.

Sincerely,

Philip D. Turits
Treasurer

 Reminder

You also can vote your shares by telephone or via the Internet.
Please follow the easy instructions on the enclosed card.

If you need assistance in voting
your shares, please call our proxy solicitor,
GEORGESON LLC
TOLL-FREE, at (888) 867-6963